As filed with the Securities and Exchange Commission on June 8, 2004.

Registration No. 333-113521

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	04-3513144
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

(650) 808-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Scott Harkonen, M.D.

Chief Executive Officer

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

(650) 808-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr., Esq.	Laura A. Berezin, Esq.
Bennett L. Yee, Esq.	Thomas L. MacMitchell, Esq.
Kevin A. Lucas, Esq.	Sally A. Kay, Esq.
Brian C. Patterson, Esq.	Cooley Godward LLP
Amanda Galton, Esq.	Five Palo Alto Square
Gunderson Dettmer Stough	3000 El Camino Real
Villeneuve Franklin & Hachigian, LLP	Palo Alto, CA 94306
155 Constitution Drive	(650) 843-5000
Menlo Park, CA 94025
(650) 321-2400

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

CoTherix, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-113521) for the purpose of filing with the Securities and Exchange Commission a certain exhibit to the Registration Statement. Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

SEC registration fee	$10,200
NASD filing fee	8,550
Nasdaq National Market listing fee	100,000
Printing and engraving expenses	230,000
Legal fees and expenses	725,000
Accounting fees and expenses	680,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	226,250

Total	$2,000,000

The registrant will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant’s corporate charter filed as Exhibit 3.2 hereto and the registrant’s bylaws filed as Exhibit 3.4 hereto.

The registrant has entered into indemnification agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The indemnification agreements provide the registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The registrant has also obtained directors’ and officers’ liability insurance to insure such persons against certain liabilities. In addition, the underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

The registrant’s amended and restated investor rights agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

Item 15.    Recent Sales of Unregistered Securities.

Since February 2000, we have sold and issued the following unregistered securities (giving effect to a 1-to-0.606 reverse stock split which will occur prior to the closing of this offering):

(a)    Issuances of Capital Stock

1.    In February and March 2000, we issued and sold an aggregate of 315,117 shares of our common stock at $0.005 per share to five individual and institutional investors, including entities affiliated with Spray Ventures.

2.    In March 2000, we issued and sold 40,398 shares of our common stock to Columbia University in consideration for entering into a license agreement with CoTherix, whereby Columbia University licensed us rights to certain patents which has lead to our development of CTX-100.

3.    In March and November 2000, we issued and sold an aggregate of 525,196 shares of our Series A redeemable convertible preferred stock at $2.475 per share to two institutional investors, including entities affiliated with Spray Ventures.

4.    In April and June 2001, we issued and sold an aggregate of 2,019,989 shares of our Series B redeemable convertible preferred stock at $4.455 per share to fifteen individual and institutional investors, including entities affiliated with Sofinnova Venture Partners, Alta Partners, Spray Ventures and W. Scott Harkonen, M.D, our current Chief Executive Officer and Chairman of the Board.

5.    In June 2002, we issued and sold 16,832 shares of our common stock in consideration for entering into a license agreement with Brigham and Women’s Hospital, Inc.

6.    In June and August 2003, we issued and sold convertible promissory notes in the aggregate principal amount of $1,497,113 and warrants to purchase 302,652 shares of our preferred stock to eight institutional investors, including entities affiliated with Sofinnova Venture Partners, Alta Partners and Spray Ventures.

7.    In October and November 2003, we issued and sold an aggregate of 5,269,566 shares of our Series C redeemable convertible preferred stock at a stated purchase price of $5.693 per share to twenty institutional investors, including entities affiliated with MPM Capital, Sofinnova Venture Partners, Alta Partners, Sofinnova Capital IV FCPR, Frazier Healthcare and Spray Ventures. 390,400 of these shares of Series C preferred stock were issued and sold upon the conversion of the principal and interest of the convertible promissory notes issued in June and August 2003 at a weighted average price per share of $3.911. In addition, in October 2003, the warrants issued in June and August 2003 were cancelled in exchange for an aggregate of 302,652 shares of our common stock.

8.    In February 2004, we issued and sold an aggregate of 4,391,285 shares of our Series C redeemable convertible preferred stock at $5.693 per share to twenty institutional investors, including entities affiliated with MPM Capital, Sofinnova Venture Partners, Alta Partners, Sofinnova Capital IV FCPR, Frazier Healthcare and Spray Ventures.

No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued in combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of such shares of our preferred stock described above represented to CoTherix in connection with their purchase that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that the purchasers in each case represented that they were acquiring the shares for investment and not distribution, that they could bear the risks of investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

(b)    Stock Option Grants

As of April 30, 2004, we had issued and sold to employees, directors and consultants an aggregate of 601,550 shares of our common stock upon the exercise of stock options, at exercise prices ranging from $0.2475 to $4.2904 per share. In addition, as of such date options to purchase 2,588,876 shares of our common stock were outstanding under our 2000 Stock Plan.

The issuance of stock options and the common stock issuable upon exercise of such options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about CoTherix or had access, through employment or other relationships, to such information. All shares were offered and sold pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits:

Exhibit No.	Exhibit Index

1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2**	Amended and Restated Certificate of Incorporation of the Registrant prior to the effectiveness of the Registration Statement.

3.3**	Bylaws of the Registrant, as currently in effect.

3.4**	Amended and Restated Bylaws to take effect as of the closing of the offering made under this Registration Statement.

3.5**	Amended and Restated Certificate of Incorporation of the Registrant to take effect upon the closing of the offering made under this Registration Statement.

4.1**	Specimen Common Stock Certificate.

5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and officers.

10.2**	Employment Agreement between W. Scott Harkonen, M.D. and Registrant dated October 8, 2003.

10.3**	Employment Agreement between Donald J. Santel and Registrant dated October 8, 2003.

10.4**	Registrant’s 2000 Stock Option Plan.

10.5**	Registrant’s 2004 Equity Incentive Plan.

10.6**	Registrant’s 2004 Employee Stock Purchase Plan and form of agreements thereunder.

10.7**	Amended and Restated Investor Rights’ Agreement dated October 8, 2003.

10.8**	Standard Lease between F & S Properties, LLC and Registrant dated December 17, 2003.

10.9**	Office Lease between Sierra Point Development and Registrant dated January 5, 2004.

10.10†	Development and License Agreement between Schering AG and Registrant dated October 2, 2003.

10.11†**	Exclusive License Agreement between the Trustees of Columbia University in the City of New York and Registrant dated March 14, 2000.

10.12†**	Amendment to the Exclusive License Agreement between the Trustees of Columbia University in the City of New York and the Registrant dated February 20, 2004.

10.13**	Employment Offer Letter between Thomas L. Feldman and Registrant dated December 5, 2003.

10.14**	Employment Offer Letter between Christine Gray-Smith and Registrant dated March 29, 2004.

Exhibit No.	Exhibit Index

10.15**	Employment Offer Letter between James Pennington, M.D. and Registrant dated February 1, 2004.

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Reference is made to Exhibit 5.1.

24.1**	Power of Attorney (included on page II-5).

†	Registrant has requested confidential treatment for certain portions of this agreement. This exhibit omits the information subject to this confidentiality request. The omitted portions have been separately filed with the Commission.
**	Previously filed.

(b)     Financial Statements Schedules:

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 8th day of June, 2004.

COTHERIX, INC.

By	/s/ DONALD J. SANTEL
Donald J. Santel
President, Chief Operating Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints W. Scott Harkonen, M.D. and Donald Santel, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any remigration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* W. Scott Harkonen, M.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	June 8, 2004

/s/ DONALD J. SANTEL Donald J. Santel	President, Chief Operating Officer, Secretary and Director	June 8, 2004

* Christine E. Gray-Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2004

* Robert B. Chess	Director	June 8, 2004

* Bradford S. Goodwin	Director	June 8, 2004

* James I. Healy, M.D., Ph.D.	Director	June 8, 2004

Signature	Title	Date

* Daniel S. Janney	Director	June 8, 2004

* Nicholas J. Simon, III	Director	June 8, 2004

*By:	/s/ DONALD J. SANTEL
Donald J. Santel Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Index
1.1**	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2**	Amended and Restated Certificate of Incorporation of the Registrant prior to the effectiveness of the Registration Statement.
3.3**	Bylaws of the Registrant, as currently in effect.
3.4**	Amended and Restated Bylaws to take effect as of the closing of the offering made under this Registration Statement.
3.5**	Amended and Restated Certificate of Incorporation of the Registrant to take effect upon the closing of the offering made under this Registration Statement.
4.1**	Specimen Common Stock Certificate.
5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.2**	Employment Agreement between W. Scott Harkonen, M.D. and Registrant dated October 8, 2003.
10.3**	Employment Agreement between Donald J. Santel and Registrant dated October 8, 2003.
10.4**	Registrant’s 2000 Stock Option Plan.
10.5**	Registrant’s 2004 Equity Incentive Plan.
10.6**	Registrant’s 2004 Employee Stock Purchase Plan and form of agreements thereunder.
10.7**	Amended and Restated Investor Rights’ Agreement dated October 8, 2003.
10.8**	Standard Lease between F & S Properties, LLC and Registrant dated December 17, 2003.
10.9**	Office Lease between Sierra Point Development and Registrant dated January 5, 2004.
10.10†	Development and License Agreement between Schering AG and Registrant dated October 2, 2003.
10.11†**	Exclusive License Agreement between the Trustees of Columbia University in the City of New York and Registrant dated March 14, 2000.
10.12†**	Amendment to the Exclusive License Agreement between the Trustees of Columbia University in the City of New York and the Registrant dated February 20, 2004.
10.13**	Employment Offer Letter between Thomas L. Feldman and Registrant dated December 5, 2003.
10.14**	Employment Offer Letter between Christine Gray-Smith and Registrant dated March 29, 2004.
10.15**	Employment Offer Letter between James Pennington, M.D. and Registrant dated February 1, 2004.
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Reference is made to Exhibit 5.1.
24.1**	Power of Attorney (included on page II-5).

†	Registrant has requested confidential treatment for certain portions of this agreement. This exhibit omits the information subject to this confidentiality request. The omitted portions have been separately filed with the Commission.
**	Previously filed.